UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  December 17, 2010

DANVERS BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-33896

Delaware	04-3445675
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Conant Street, Danvers, Massachusetts 01923

(Address of Principal Executive Offices, Including Zip Code)

(978) 777-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2010, the Board of Directors of Danvers Bancorp, Inc. (the “Company”) approved the Directors’ Deferred Compensation Plan of Danvers Bancorp, Inc. (the “Plan”).  The Plan is a nonqualified deferred compensation plan that is designed to qualify for an exemption from certain requirements under the Employee Retirement Income Security Act of 1974, as amended.  The Plan allows directors of the Company to defer either a percentage or a specified amount of their cash or equity compensation.   Participants may elect to reduce their cash compensation or their equity compensation for the upcoming year by a percentage amount or by a specific dollar amount. Cash compensation deferred under the Plan will be adjusted to reflect the amount that would result if the compensation were invested in the highest yielding certificate of deposit issued by the Company during the relevant deferral period.  Equity compensation deferred under the Plan will be treated as if it is invested in shares of the Company during the relevant deferral period. Upon deferring compensation, participants may specify a date on which to receive a lump sum distribution of all amounts they deferred under the Plan or all amounts deferred during a calendar year. The Plan provides for early distributions in certain control transactions or if an individual participant dies, becomes disabled or is terminated.

The foregoing description of the Plan is qualified in its entirety by reference to the text of the Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Directors’ Deferred Compensation Plan of Danvers Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2010	DANVERS BANCORP, INC.

	By:	/s/ Michael W. McCurdy
	Name:	Michael W. McCurdy
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Directors’ Deferred Compensation Plan of Danvers Bancorp, Inc.